Exhibit 5.1
Charles J. Bair
+1 858 550 6142
cbair@cooley.com

June 21, 2018
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121

Re:	Registration on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 12,499,997 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”) issued by the Company pursuant to that certain Subscription Agreement, dated as of May 21, 2018, by and among the Company and the purchasers named therein.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By:     /s/ Charles J. Bair
Charles J. Bair